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                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): January 14, 1999

                              RADIO UNICA CORP.
           (Exact name of Registrant as specified in its charter)

       Delaware                   333-61211                      65-0776004
(State of Incorporation)     (Commission File No.)             (IRS Employer
                                                             Identification No.)

                       8400 N.W. 52nd Street, Suite 101
                             Miami, Florida 33166
          (Address of principal executive offices, including zip code)

                               (305) 463-5000
              (Registrant's telephone number, including area code)

                               Not Applicable
          (Former name or former address, if changed since last report)

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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

On January 14, 1999, Radio Unica Corp. (the ""Company'') acquired, through certain of its subsidiaries substantially all of the assets of radio stations WJDM-1530 (AM) and WBAH-1660 (AM) licensed to Elizabeth, New Jersey, KAHZ-1360 (AM) licensed to Fort Worth, Texas and KIDR-740 (AM) licensed to Phoenix, Arizona from certain subsidiaries of Children's Broadcasting Corporation, a Minnesota corporation. The purchase price for the acquisition was approximately $30 million. The Company used a portion of the proceeds from its July 27, 1998 offering of 11 3/4% Senior Discount Notes due 2006 to fund the acquisition.

Prior to the acquisition, the assets acquired by the Company were used by the Sellers in the operation of their children oriented broadcasting business in New York, Dallas and Phoenix. The Company intends to use such assets in the operation of its radio broadcasting business in New York, Dallas and Phoenix.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT 10: Asset Purchase Agreement, dated October 27, 1998, by and among Children's Broadcasting Corporation, a Minnesota corporation, Children's Radio of Dallas, Inc., a Minnesota corporation, Children's Radio of Phoenix, Inc., a Minnesota corporation, Children's Radio of New York, a New Jersey Corporation (collectively the ""Asset Subsidiaries''), KAHZ-AM, Inc., a Minnesota corporation, KIDR-AM, Inc., a Minnesota corporation, WJDM-AM, Inc., a Minnesota corporation (the ""License Subsidiaries'', and together with the Asset Subsidiaries and CBC, the ""Sellers'') and Radio Unica Corp. (the ""Buyer'')

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         RADIO UNICA CORP.

Date:  January 26, 1999                  By: /s/ Joaquin F. Blaya
                                            ---------------------------------
                                            Joaquin F. Blaya
                                            Chairman and Chief Executive Officer